UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2010

BIOHEART, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

1-33718	65-0945967

(Commission File Number)	(IRS Employer Identification No.)

13794 NW 4th Street, Suite 212

Sunrise, Florida 33325

(Address of principal executive offices, including zip code)

(954) 835-1500

(Registrant’s telephone number, including area code)

Copies to:

Gregory Sichenzia, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

Item 7.01. Regulation FD Disclosure.

On July 20, 2010, Bioheart, Inc. (the “Company”) closed its current offering under Regulation D (the “Offering”). The Company received total gross cash proceeds in the amount of $1,046,986 from the placement of restricted common stock and warrants under the Offering. The number of shares of common stock issued in connection with the Offering was 1,768,720 shares. The Company also issued to the purchasers of those shares of common stock, warrants to purchase an additional 530,616 shares of common stock. Total compensation paid to third parties consisted of $4,350 in cash and warrants to purchase 2,456 shares of common stock.

In addition, the Company issued 5,323,950 shares of common stock in consideration for $3,207,075 of outstanding nonconvertible debt, and issued to the holders of that debt warrants to purchase an additional 1,597,185 shares of common stock.

The Company’s securities counsel, Sichenzia Ross Friedman Ference LLP, has advised the Company in connection with the Offering, which consisted of units comprised of ten shares of common stock, at a per share price that represented a 10% discount to the volume weighted average trading price for the Company’s common stock for the five trading days preceding each subscription date, as quoted on the OTCBB, together with 30% warrant coverage with an exercise price that was 120% of the per share price for the common stock comprising the unit.

Item 9.01 Exhibits.

Exhibit Number	Description

none

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2010

BIOHEART, INC.
By:	/s/ Mike Tomas
Mike Tomas
President and Chief Executive Officer